                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         CORMAX BUSINESS SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)

            UTAH                                                84-0959153
(State or other Jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

           #250, 708 11th Avenue S.W. Calgary, Alberta, Canada T2R 0E4
             (Address and Principal Executive Offices) (Postal Code)

                         2002 Employee Stock Option Plan
                              (Full Title of Plans)

                                  Todd Violette
           #250, 708 11th Avenue S.W. Calgary, Alberta, Canada T2R 0E4
                     (Name and Address of Agent for Service)

                                 (403) 296-0280
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                             Richard P. Greene P.A.
                     2455 East Sunrise Boulevard, Suite 905
                         Fort Lauderdale, Florida 33304
                                 (954) 564-6616

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                 Proposed     Proposed
Title of                         maximum      maximum
Securities        Amount         offering     aggregate      Amount of
To be             to be          price        offering       registration
Registered        registered     per share    price          fee
--------------------------------------------------------------------------------

Common Stock      30,000,000(1)  $0.06(2)     $1,800,000     $165.60
--------------------------------------------------------------------------------

1)   Represents shares underlying the options issuance under certain conditions.
     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

2)   Based upon market average between bid/ask on a date within five days prior to filing pursuant to Rule 457.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to each employee of Cormax Business Solutions Inc., a
Utah corporation ("Company").

PART II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration
Statement and made a part hereof:

(a) The registrant's Form 10-KSB for the year ended December 31, 2000 filed on
April 17, 2001 under Section 13(a) or 15(d) of Securities Exchange Act of 1934,
as amended (the "Exchange Act").

(b) All other reports which may be filed by the Registrant pursuant to Section
13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(c) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Item 4. Description of Securities.

The Registrant's common stock is subject to the reporting requirements of the
Securities Exchange Act of 1934, as amended. The Registrant's authorized capitalization is 500,000,000 shares of common stock, $0.001 par value, of which approximately 51,000,000 shares of common stock are issued and outstanding and
1,000,000 shares of convertible preferred stock.

Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and which would dilute the book value of the common stock.

Shareholders of the Company have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the
Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the
Registrant by the law offices of Richard P. Greene P.A. of Fort Lauderdale,
Florida. Mr. Greene owns 90,000 shares as of the date of this filing.

Item 6. Indemnification of Directors and Officers.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Utah, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

Utah Code Section 16-10a-902 provides that Utah corporations may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if the person's conduct was in good faith, was not opposed to the best interests of the corporation and in the case of any criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the required standard of conduct.
Indemnification is not available in a proceeding by the corporation in which the director is adjudged liable or, in connection with any other proceeding where the director derived an improper personal gain.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Utah law also allows Utah corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits

See Exhibit Index and Exhibits attached hereto.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:
     (i)  Include any prospectus required by section 10(a)(3) of the Securities
          Act;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
     (iii)Include any additional or changed material information on the plan of distribution.
(2)  For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3)  For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.
(4)  For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding)
     is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta on March 4, 2002.
Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the date indicated:

                                        Cormax Business Solutions Inc.

                                        Dated: March 4, 2002

                                        /s/ Todd Violette
                                        Todd Violette, President
                                        Suite 250
                                        708 11th Avenue SW
                                        Calgary, Alberta T2R 0E4
                                        Telephone:  (403) 296-0280
                                        Facsimile: (403) 296-0289

Exhibit #         Exhibit Item

4.1               2002 Employee Stock Option Plan*

5.1               Opinion Re: Legality and Consent*

23.1              Consent of Experts (contain in Exhibit 5.1)*

23.2              Consent of Michael Johnson & Co.*

* Filed Herein